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DUSA LOGO
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                           DUSA RECEIVES FDA APPROVAL
                     OF LEVULAN(R) PDT FOR ACTINIC KERATOSES

WILMINGTON, MASSACHUSETTS, DECEMBER 6, 1999 -DUSA Pharmaceuticals, Inc. (NASDAQ
NMS: DUSA) announced today that its first products, the Levulan(R) Kerastick(TM) and the BLU-U(TM) brand light source, have been approved for use in the treatment of Actinic Keratoses (AKs) of the face and scalp.

AKs are common, precancerous skin lesions caused by chronic sun exposure. If left untreated, AKs may develop into squamous cell cancers of the skin.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "DUSA is delighted to have received FDA approval only 17 months after submitting its first NDA and PMA, confirming that DUSA's Levulan(R) Photodynamic Therapy is a safe and effective treatment for Actinic Keratoses of the face and scalp."

Dr. Shulman continued "DUSA's next steps include completion and filing of a PMA amendment for the commercial version of its BLU-U(TM), completion of manufacturing scale-up and inventory build-up to prepare for product launch. DUSA recently announced a marketing and development agreement with its new worldwide dermatology partner, Schering AG, and Schering's wholly-owned U.S. affiliate, Berlex Laboratories, Inc. Berlex is gearing up for the planned commercial launch in the United States during the second quarter of 2000. Both DUSA and Schering are excited about introducing the Levulan(R) Kerastick(TM) as an innovative new product for the treatment of this common, pre-cancerous condition. DUSA believes that Levulan(R) PDT, as a standardized, physician-administered therapy with selective healing and excellent cosmetic results, can become an important part of the AK therapeutic armamentarium."

Levulan(R) PDT is a two step treatment. First, the Levulan(R) solution is applied to the individual AKs using the Kerastick(TM) (aminolevulinic acid
HCl). Patients are then advised to protect themselves from sun exposure until the next day, when the AKs are exposed to blue light using DUSA's BLU-U(TM) brand Blue Light Photodynamic Therapy Illuminator.

During treatment with the BLU-U, patients experience a stinging or burning reaction in the treated areas. In general, this reaction improves immediately after treatment and ends within 24 hours. Reddening and swelling of the AK and surrounding skin may also occur. This effect is temporary, generally improves markedly by the end of the first week, and should completely resolve by 4 weeks after treatment. Other side effects of the treatment may include scaling, itching and skin color changes.




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Phase III clinical studies showed that 8 weeks after Levulan + BLU-U(TM)
treatment, approximately 80% of treated patients had 75% or more of their treated AKs clear completely. About 65% of patients had complete clearing of 100% of their treated AK lesions. Patients who were not completely cleared at week 8 were retreated at that time. The final assessment at week 12 showed that 90% of patients had 75% or more of their treated AKs completely cleared, and 72% of patients had 100% of their treated AKs completely cleared.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize lightactivated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forwardlooking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's next steps toward commercialization and timing of the introduction of the Levulan(R) Kerastick(TM) and BLU-U(TM) system during the second quarter of 2000, the belief that the system will become an important AK therapy and the status of DUSA as a world leader in topical PDT and PD therapies. Such risks and uncertainties include, but are not limited to final approval of the commercial version of the BLU-U(TM) and the approval of the Levulan(R) PDT system by other world-wide health regulatory authorities, dependence upon third-party manufacturers of the Kerastick(TM), the timing of the launch of Levulan(R) PDT and ability to develop a market for the products, and other risks identified in DUSA's SEC filings from time to time.

FOR FURTHER INFORMATION CONTACT:

DUSA PHARMACEUTICALS, INC. -
D. Geoffrey Shulman, MD, President & CEO or Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com



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